April 18, 2007

Dear FHLBank Member:

FHLBank Topeka (FHLBank) is pleased to announce that the Federal Housing Finance Board, which regulates the 12 Federal Home Loan Banks, has appointed four directors to serve on FHLBank’s Board of Directors. The four new directors join the two existing appointed directors and nine directors elected by the membership in FHLBank’s four-state district. Thomas Henning and Neil McKay will fill the remainder of a three-year term that began January 1, 2006. Andrew Hove, Jr. and Richard Masinton will fill the remainder of a three-year term that began January 1, 2007.

Thomas E. Henning is the president and CEO of the Assurity Security Group, Inc. (ASGI) in Lincoln, Neb. Henning is also the chairman, president and CEO of ASGI’s wholly owned subsidiary, Assurity Life Insurance Company. He is the past president and current member of the Nebraska Insurance Federation, chairman of the University of Nebraska Foundation Board, and is very active in the Lincoln community through various nonprofit organizations.

Neil F. M. McKay was previously the chief financial officer and treasurer of Capitol Federal Savings in Topeka, Kan. McKay, now retired, has held significant executive positions in various financial institutions including Heartland Federal Savings in Ponca City, Okla., and First Nationwide Bank (now part of Citibank) in San Francisco, Calif. He also was a CPA in public practice for 12 years.

Andrew C. Hove, Jr. serves on many boards of directors including NeighborWorks Lincoln in Lincoln, Neb.; Sovereign Bank, Wyomissing, Penn.; and Great Western Bank, Sioux Falls, S.D. Hove served as vice chairman and acting chairman of the Federal Deposit Insurance Corporation for more than 11 years, and prior to that served as the chairman and CEO of Minden Exchange Bank and Trust, Minden, Neb. Hove has been very involved in the Nebraska Bankers Association and the American Bankers Association throughout his career. Hove, now retired, remains active in the Lincoln community through civic and nonprofit organizations.

Richard S. Masinton is the executive vice president of Russell Stover Candies in Kansas City, Mo., and lives in Leawood, Kan. Masinton currently serves on the board of directors of One Neck IT Services Corp and recently retired from the board of directors of Enterprise Financial Service Corp., a publicly owned bank holding company. He has also served on the board of advisors of the University of Kansas School of Business and presently sits on an advisory board at the University of Oklahoma School of Business.

Questions regarding these appointments can be directed to Patrick C. Doran, senior vice president and general counsel, at 785.438.6054, or pat.doran@fhlbtopeka.com.